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                                   Exhibit 2.1

               Merger Agreement dated as of June 4, 1998 between
        Carolina First BancShares, Inc. and Community Bank & Trust, Co.



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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         CAROLINA FIRST BANCSHARES, INC.

                                       AND

                         COMMUNITY BANK & TRUST COMPANY

                            Dated as of June 4, 1998




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                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 4, 1998, by and between CAROLINA FIRST BANCSHARES, INC. ("Carolina First"), a North Carolina corporation and COMMUNITY BANK & TRUST COMPANY ("CB&T"), a North Carolina bank.


                                    Preamble

                  The respective Boards of Directors of CB&T and Carolina First are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of CB&T by Carolina First pursuant to the merger of a North Carolina interim banking subsidiary to be formed by Carolina First ("Sub") with and into CB&T. At the effective time of such merger, the outstanding shares of the capital stock of CB&T shall be converted into the right to receive shares of the common stock of Carolina First (except as provided herein). As a result, shareholders of CB&T shall become shareholders of Carolina First and CB&T shall conduct its business and operations as a wholly owned subsidiary of Carolina First. The transactions described in this Agreement are subject to the approvals of the shareholders of CB&T, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Office of the Commissioner of Banks, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests. Upon formation of Sub, the parties agree that Sub, CB&T and Carolina First will enter into an Agreement and Plan of Merger to effectuate the terms of this Agreement.

                  Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

                  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

                  1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into CB&T in accordance with the provisions of Section 53-12 of the General Statutes of North Carolina and with the effect provided in Section



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53-13 thereof (the "Merger"). CB&T shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of Carolina First and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CB&T, Sub and Carolina First and by Carolina First, as the sole shareholder of Sub.

                  1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

                  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CB&T and Sub approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Carolina First.


                                    ARTICLE 2
                                 TERMS OF MERGER

                  2.1 Charter. The Certificate of Incorporation of CB&T shall be the Certificate of Incorporation of the Surviving Corporation; provided that, such Certificate of Incorporation shall be amended and restated, pursuant to the Articles of Merger, to be identical to the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time (except that the name of CB&T therein shall remain "Community Bank & Trust Company").

                  2.2 Bylaws. The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, except that the name therein shall be changed to "Community Bank & Trust Company."

                  2.3 Directors and Officers. The directors of CB&T in office immediately prior to the Effective Time, together with two additional persons nominated by Carolina First and such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CB&T in office immediately prior to the Effective Time (except for those whose resignation is contemplated), together with such additional persons as may thereafter



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be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Three persons recommended by CB&T shall be elected to the Board of Directors of Carolina First.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1 Conversion of Shares. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Carolina First, CB&T, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of Carolina First issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

                  (c) Each share of CB&T Common Stock, excluding shares held by any CB&T Entity or Carolina First Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders to perfect their statutory dissenter's rights as provided in Section 3.4, that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall represent the right to be converted and exchanged for shares of Carolina First Common Stock as provided in this Section 3.1(c). In no event shall Carolina First be required to issue and/or reserve for issuance more than 1,021,202 shares of Carolina First Common Stock in connection with the Merger for (i) all issued and outstanding shares of CB&T Common Stock at the Effective Time and (ii) in connection with all options (the "CB&T Options") granted under the CB&T Option Plan on shares of CB&T Common Stock and outstanding as of the date of this Agreement. Carolina First shall determine the preliminary exchange ratio (the "Preliminary Exchange Ratio") by dividing 1,021,202 shares of Carolina First Common Stock by the sum of (x) all issued shares of CB&T Common Stock immediately prior to the Effective Time, plus the (y) aggregate number of shares of CB&T Common Stock issuable upon the exercise of all outstanding CB&T Options as of the Effective Time (in no event to exceed 61,429 shares of CB&T Common Stock (the "Option Shares")). The Preliminary Exchange Ratio shall then be used to determine pursuant to Section 3.6, the number of shares of Carolina First Common Stock to be reserved as provided in such Section 3.6 for issuance upon exercise of all such former CB&T Options. After calculating the number of shares of Carolina First Common Stock to be reserved in respect of the Option Shares, the final exchange ratio ("Final Exchange Ratio") shall be determined by dividing the difference between 1,021,202 less the number of shares of Carolina First Common Stock to be reserved pursuant to Section 3.6 in respect of the Option Shares, and dividing such difference by the total number of shares of CB&T Common Stock issued and outstanding as of the Effective Time.



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                  3.2 Anti-Dilution Provisions. In the event Carolina First
changes the number of shares of Carolina First Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exc hange Ratio shall be proportionately adjusted.

                  3.3 Shares Held by CB&T or Carolina First. Each of the shares of CB&T Common Stock held by any CB&T Entity or by any Carolina First Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.4 Dissenting Shareholders. Any holder of shares of CB&T Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 55-13-01, et. seq., of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to CB&T the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of CB&T fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Carolina First shall issue and deliver the consideration to which such holder of shares of CB&T Common Stock is entitled under this
Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of CB&T Common Stock held by him. If and to the extent required by applicable Law, CB&T will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

                  3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of CB&T Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Carolina First Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Carolina First Common Stock multiplied by the market value of one share of Carolina First Common Stock at the Effective Time. The market value of one share of Carolina First Common Stock at the Effective Time shall be the last trading price of such Common Stock, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.



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                  3.6 Conversion of Stock Options; Restricted Stock.

                           (a) At the Effective Time, each CB&T Option which is
outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Carolina First Common Stock, and Carolina First shall assume each CB&T Option, in accordance with the terms of the CB&T Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Carolina First and its Compensation Committee shall be substituted for CB&T and the Committee of CB&T's Board of Directors (including, if applicable, the entire Board of Directors of CB&T) administering such CB&T Stock Plan, (ii) each CB&T Option assumed by Carolina First may be exercised solely for shares of Carolina First Common Stock, (iii) the number of shares of Carolina First Common Stock subject to such CB&T Option shall be equal to the number of shares of CB&T Common Stock subject to such CB&T Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such CB&T Option shall be adjusted by dividing the per share exercise price under each such CB&T Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Carolina First shall not be obligated to issue any fraction of a share of Carolina First Common Stock upon exercise of CB&T Options and any fraction of a share of Carolina First Common Stock that otherwise would be subject to a converted CB&T Option shall represent the right to receive a cash payment upon exercise of such converted CB&T Option equal to the product of such fraction and the difference between the market value of one share of Carolina First Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Carolina First Common Stock at the time of exercise of an Option shall be the last trading price of such Common Stock, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. In addition, notwithstanding the provisions of clauses
(iii) and (iv) of the first sentence of this Section 3.6, each CB&T Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of CB&T and Carolina First agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of a CB&T Option any Consent or Contract (including amendments to existing Employment Agreements and option award agreements) that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, Carolina First shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of a CB&T Option who has not delivered such Consent or Contract.

                           (b) As soon as practicable after the Effective Time,
Carolina First shall deliver to the participants in each CB&T Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such CB&T Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Carolina First shall comply with the terms of each CB&T Stock Plan to ensure, to the extent required by, and subject to the provisions of, such CB&T Stock Plan, that CB&T Options which qualified as incentive stock options prior to the



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Effective Time continue to qualify as incentive stock options after the
Effective Time. At or prior to the Effective Time, Carolina First shall take all corporate action necessary to reserve for issuance sufficient shares of Carolina First Common Stock for delivery upon exercise of CB&T Options assumed by it in accordance with this Section 3. . As soon as practicable after the Effective Time, Carolina First shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Carolina First Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Carolina First shall administer the CB&T Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the CB&T Stock Plan complied with such rule prior to the Effective Time.

                           (c) All contractual restrictions or limitations on
transfer with respect to CB&T Common Stock awarded under the CB&T Stock Plan or any other plan, program, Contract or arrangement of any CB&T Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Carolina First Common Stock into which such restricted stock is converted pursuant to Section 3.1.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

                  4.1 Exchange Procedures. Promptly after the Effective Time, Carolina First and CB&T shall cause the exchange agent selected by Carolina First (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of CB&T Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of CB&T Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of CB&T Common Stock represented by Certificates that are not registered in the transfer records of CB&T, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Carolina First and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or



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destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of CB&T Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of CB&T Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Carolina First Common Stock to which such holder may be otherwise entitled (without interest). Carolina First shall not be obligated to deliver the consideration to which any former holder of CB&T Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Carolina First, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of CB&T Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of CB&T shall constitute ratification of the appointment of the Exchange Agent.

                  4.2 Rights of Former CB&T Shareholders. At the Effective Time, the stock transfer books of CB&T shall be closed as to holders of CB&T Common Stock immediately prior to the Effective Time and no transfer of CB&T Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of CB&T Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by CB&T in respect of such shares of CB&T Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of CB&T shall be entitled to vote after the Effective Time at any meeting of Carolina First shareholders the number of whole shares of Carolina First Common Stock into which their respective shares of CB&T Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Carolina First Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Carolina First on the Carolina First Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Carolina First Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Carolina First Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, any



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undelivered dividends and cash payments payable hereunder (without interest)
shall be delivered and paid with respect to each share represented by such Certificate.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF CB&T

                  CB&T hereby represents and warrants to Carolina First as follows:

                  5.1 Organization, Standing, and Power. CB&T is a North Carolina bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CB&T is duly qualified or licensed to transact business in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. The minute book and other organizational documents for CB&T have been made available to Carolina First for its review and, except as disclosed in Section 5.1 of the CB&T Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all actions of the Board of Directors and shareholders thereof.

                  5.2 Authority of CB&T; No Breach By Agreement.

                           (a) CB&T has the corporate power and authority
necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CB&T, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of CB&T Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CB&T. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CB&T, enforceable against CB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

                           (b) Neither the execution and delivery of this
Agreement by CB&T, nor the consummation by CB&T of the transactions contemplated hereby, nor compliance by CB&T with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CB&T's Articles of Incorporation or Bylaws or the certificate or articles of



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incorporation or bylaws of any CB&T Subsidiary or any currently effective resolution adopted by the board of directors or the shareholders of any CB&T Entity, or (ii) except as disclosed in Section 5.2 of the CB&T Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CB&T Entity under, any Contract or Permit of any CB&T Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CB&T Entity or any of their respective material Assets (including any Carolina First Entity or any CB&T Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Carolina First Entity or any CB&T Entity being reassessed or revalued by any Taxing authority).

                           (c) Other than in connection or compliance with the
provisions of the Securities Laws and applicable state corporate, banking and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CB&T of the Merger and the other transactions contemplated in this Agreement.

                  5.3 Capital Stock.

                           (a) The authorized capital stock of CB&T consists of
(i) 4,000,000 shares of CB&T Common Stock, of which 1,342,937 shares are issued and outstanding as of the date of this Agreement and not more than 1,404,366 shares will be issued and outstanding at the Effective Time, and no shares of preferred stock. All of the issued and outstanding shares of capital stock of CB&T are duly and validly issued and outstanding and are fully paid and nonassessable under North Carolina law, except as provided by Section 53-42 of the North Carolina Banking Code with respect to North Carolina banks generally. None of the outstanding shares of capital stock of CB&T has been issued in violation of any preemptive rights of the current or past shareholders of CB&T.

                           (b) Except as set forth in Section 5.3(a), or as
disclosed in Section 5.3(b) of the CB&T Disclosure Memorandum, there are no shares of capital stock or other equity securities of CB&T outstanding and no outstanding Equity Rights relating to the capital stock of CB&T.

                  5.4 CB&T Subsidiaries. CB&T has no CB&T Subsidiaries.

                  5.5 SEC Filings; Financial Statements.

                           (a) CB&T has timely filed and made available to
Carolina First all SEC Documents required to be filed by CB&T since December 31, 1993 (the "CB&T SEC Reports"). The CB&T SEC Reports (i) at the time filed, complied in all material respects with the applicable



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requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CB&T SEC Reports or necessary in order to make the statements in such CB&T SEC Reports, in light of the circumstances under which they were made, not misleading. No CB&T Subsidiary is required to file any SEC Documents.

                           (b) Each of the CB&T Financial Statements (including,
in each case, any related notes) contained in the CB&T SEC Reports, including any CB&T SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the FDIC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the appropriate forms for quarterly reporting promulgated by the FDIC under the 1934 Act), and fairly presented in all material respects the consolidated financial position of CB&T as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                  5.6 Absence of Undisclosed Liabilities. No CB&T Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CB&T as of December 31, 1997 included in the CB&T Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CB&T Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

                  5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the CB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the CB&T Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, and (ii) the CB&T Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CB&T provided in Article 7.

                  5.8 Tax Matters.

                           (a) All Tax Returns required to be filed by or on
behalf of any of the CB&T Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax

Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the CB&T Financial Statements or as disclosed in Section 5.8 of the CB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the CB&T Entities, except for any such Liens which are not reasonably likely to have a CB&T Material Adverse Effect.

                           (b) None of the CB&T Entities has executed an
extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                           (c) The provision for any Taxes due or to become due
for any of the CB&T Entities for the period or periods through and including the date of the respective CB&T Financial Statements that has been made and is reflected on such CB&T Financial Statements is sufficient, in the judgment of CB&T's management after consultation with CB&T's independent public accountants, to cover all such Taxes.

                           (d) Deferred Taxes of the CB&T Entities have been
provided for in accordance with GAAP.

                           (e) None of the CB&T Entities is a party to any Tax
allocation or sharing agreement, and none of the CB&T Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CB&T) or has any Liability for Taxes of any Person (other than CB&T ) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                           (f) Each of the CB&T Entities is in compliance with,
and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

                           (g) Except as disclosed in Section 5.8 of the CB&T
Disclosure Memorandum, none of the CB&T Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                           (h) There has not been an ownership change, as
defined in Internal Revenue Code Section 382(g), of the CB&T Entities that occurred during or after any Taxable

Period in which the CB&T Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

                           (i) No CB&T Entity has or has had in any foreign
country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  5.9 Allowance for Possible Loan Losses. In the opinion of management of CB&T, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of CB&T included in the most recent CB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CB&T included in the CB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CB&T Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CB&T Entities as of the dates thereof.

                  5.10 Assets.

                           (a) Except as disclosed in Section 5.10 of the CB&T
Disclosure Memorandum or as disclosed or reserved against in the CB&T Financial Statements, the CB&T Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a CB&T Material Adverse Effect. All tangible properties used in the businesses of the CB&T Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CB&T's past practices.

                           (b) All Assets which are material to CB&T's business
on a consolidated basis, held under leases or subleases by any of the CB&T Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                           (c) The CB&T Entities currently maintain insurance
similar in amounts, scope, and coverage to that shown in Section 5.10(c) of the CB&T Disclosure Memorandum. None of the CB&T Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $35,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any CB&T Entity under such policies.

                           (d) The Assets of the CB&T Entities include all
Assets required to operate the business of the CB&T Entities as presently conducted.

                  5.11 Intellectual Property. Each CB&T Entity owns or has a license to use all of the Intellectual Property used by such CB&T Entity in the course of its business. Each CB&T Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CB&T Entity in connection with such CB&T Entity's business operations, and such CB&T Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CB&T Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CB&T threatened, which challenge the rights of any CB&T Entity with respect to Intellectual Property used, sold or licensed by such CB&T Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CB&T Entities does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 5.11 of the CB&T Disclosure Memorandum, no CB&T Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the CB&T Disclosure Memorandum, no officer, director or employee of any CB&T Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any CB&T Entity or any Carolina First Entity.


                  5.12 Environmental Matters.

                           (a) To the Knowledge of CB&T, each CB&T Entity, its
Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

                           (b) To the Knowledge of CB&T, there is no Litigation
pending or threatened before any court, governmental agency, or authority or other forum in which any CB&T Entity or any of its Operating Properties or Participation Facilities (or CB&T in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CB&T Entity or any of its Operating Properties or Participation Facilities, except for such Litigation, pending or threatened that is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

                           (c) During the period of (i) any CB&T Entity's
ownership or operation of any of their respective current properties, (ii) any CB&T Entity's participation in the management of any Participation Facility (to the Knowledge of CB&T), or (iii) any CB&T Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. Prior to the period of (i) any CB&T Entity's ownership or operation of any of their respective current properties, (ii) any CB&T Entity's participation in the management of any Participation Facility, or (iii) any CB&T Entity's holding of a security interest in a Operating Property, to the Knowledge of CB&T, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

                  5.13 Compliance with Laws. CB&T is duly organized as a North Carolina bank. Each CB&T Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.13 of the CB&T Disclosure Memorandum, none of the CB&T
Entities:

                  (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

                  (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CB&T Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any CB&T Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  5.14 Labor Relations. No CB&T Entity is the subject of any Litigation asserting that it or any other CB&T Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CB&T Entity to bargain with any labor organization as to wages or conditions of employment, nor is any CB&T Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any CB&T Entity, pending or threatened, or to the Knowledge of CB&T, is there any activity involving any CB&T Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  5.15 Employee Benefit Plans.

                           (a) CB&T has disclosed in Section 5.15 of the CB&T
Disclosure Memorandum, and has delivered or made available to Carolina First prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CB&T Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CB&T Benefit Plans"). Any of the CB&T Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CB&T ERISA Plan." Each CB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CB&T Pension Plan." No CB&T Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (b) All CB&T Benefit Plans are in compliance with the
applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. Each CB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No CB&T Entity has engaged in a transaction with respect to any CB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CB&T Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                           (c) No CB&T Pension Plan has any "unfunded current
liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any CB&T Pension Plan, (ii) no change in the actuarial assumptions with respect to any CB&T Pension Plan, and (iii) no increase in benefits under any CB&T Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any CB&T Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CB&T Entity, or the single-employer plan of any entity which is considered one employer with CB&T under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal

Revenue Code or Section 302 of ERISA. No CB&T Entity has provided, or is required to provide, security to a CB&T Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                           (d) No Liability under Subtitle C or D of Title IV of
ERISA has been or is expected to be incurred by any CB&T Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No CB&T Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CB&T Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                           (e) Except as disclosed in Section 5.15 of the CB&T
Disclosure Memorandum, no CB&T Entity has any Liability for retiree health and life benefits under any of the CB&T Benefit Plans and there are no restrictions on the rights of such CB&T Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                           (f) Except as disclosed in Section 5.15 of the CB&T
Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any CB&T Entity from any CB&T Entity under any CB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                           (g) The actuarial present values of all accrued
deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CB&T Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the CB&T Financial Statements to the extent required by and in accordance with GAAP.

                  5.16 Material Contracts. Except as disclosed in Section 5.16 of the CB&T Disclosure Memorandum or otherwise reflected in the CB&T Financial Statements, none of the CB&T Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any CB&T Entity or the guarantee by any CB&T Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contract which prohibits or restricts any CB&T Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among CB&T Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any CB&T Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to the appropriate forms for annual reporting promulgated by the FDIC under the 1934 Act filed by CB&T with the FDIC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "CB&T Contracts") but that has not been so filed. With respect to each CB&T Contract and except as disclosed in Section 5.16 of the CB&T Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no CB& Entity is in Default thereunder; (iii) no CB&T Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of CB&T, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any CB&T Entity for money borrowed is prepayable at any time by such CB&T Entity without penalty or premium.

                  5.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CB&T Entity, or against any director or employee (in their capacity as such) or employee benefit plan of any CB&T Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CB&T Entity. Section 5.17 of the CB&T Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any CB&T Entity is a party and which names a CB&T Entity as a defendant or cross-defendant or for which any CB&T Entity has any potential Liability.

                  5.18 Reports. Since January 1, 1993, or the date of organization if later, each CB&T Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  5.19 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any CB&T Entity or any Affiliate thereof to Carolina First pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CB&T Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina First with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CB&T Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to CB&T's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a CB&T Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of CB&T, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CB&T Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  5.20 Accounting, Tax and Regulatory Matters. No CB&T Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  5.21 State Takeover Laws. Each CB&T Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Articles 9 and 9A of the NCBCA.

                  5.22 Charter Provisions. Each CB&T Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity or restrict or impair the ability of Carolina First or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CB&T Entity that may be directly or indirectly acquired or controlled by them, except as may be provided under Article 13 of the NCBCA.

                  5.23 [Reserved].

                  5.24 Directors' Agreements. Each of the directors of CB&T has executed and delivered to Carolina First an agreement in substantially the form of Exhibit 12 (the "Directors' Agreements").

                  5.25 Opinion of Financial Advisor. CB&T has received the opinion of SCI, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of CB&T Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Carolina First.

                  5.26 Board Recommendation. The Board of Directors of CB&T, at a meeting duly called and held, has by vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Directors' Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of CB&T Common Stock approve this Agreement.

                  5.27 Millennium Compliance. CB&T has made and is making inquiries of its software and data processing providers with respect to Year 2000 problem compliance, and is in compliance in all material respects with the FFIEC Interagency Statement, "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" (March 17, 1998) (the "Interagency Statement").

                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF CAROLINA FIRST

                  Carolina First hereby represents and warrants to CB&T as follows:

                  6.1 Organization, Standing, and Power. Carolina First is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Carolina First is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. The minute book and other organizational documents for Carolina First have been made available to CB&T for its review and, except as disclosed in Section 6.1 of the Carolina First Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all actions of the Board of Directors and shareholders thereof.

                  6.2 Authority; No Breach By Agreement.

                           (a) Carolina First has the corporate power and
authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Carolina First. This Agreement repre sents a legal, valid, and binding obligation of Carolina First, subject to the Consent of all necessary Regulatory Authorities, enforceable against Carolina First in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

                           (b) Neither the execution and delivery of this
=Agreement by Carolina First, nor the consummation by Carolina First of the transactions contemplated hereby, nor compliance by Carolina First with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of a Carolina First Entity's Articles of Incorporation or Bylaws, or any currently effective resolution adopted by the board of directors or the shareholders of any Carolina First Entity, or (ii) except as disclosed in
Section 6.2 of the Carolina First Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Carolina First Entity under, any Contract or Permit of any Carolina First Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Carolina First Entity or any of their respective material Assets (including any Carolina First Entity or any CB&T Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Carolina First Entity or any CB&T Entity being reassessed or revalued by any Taxing authority).

                           (c) Other than in connection or compliance with the
provisions of the Securities Laws and applicable state corporate, banking and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Carolina First of the Merger and the other transactions contemplated in this Agreement.

                  6.3 Capital Stock.

                           (a) The authorized capital stock of Carolina First
consists of (i) 20,000,000 shares of Carolina First Common Stock, of which _______ shares are issued and outstanding as of the date of this Agreement, and
(ii) 5,000,000 shares of Carolina First Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Carolina First Capital Stock are, and all of the shares of Carolina First Common Stock to be issued in exchange for shares of CB&T Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of Carolina First Capital Stock has been, and none of the shares of Carolina First Common Stock to be issued in exchange for shares of CB&T Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Carolina First.

                           (b) Except as set forth in Section 6.3(a), the
Carolina First stock option plan, or as provided pursuant to the Carolina First Dividend Reinvestment and Stock Purchase Plan, or as disclosed in Section 6.3 of the Carolina First Disclosure Memorandum, there are no shares of capital stock or other equity securities of Carolina First outstanding and no outstanding Equity Rights relating to the capital stock of Carolina First.

                  6.4 Carolina First Subsidiaries. Except as disclosed in
Section 6.4 of the Carolina First Disclosure Memorandum, Carolina First and/or its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Carolina First Subsidiary. No capital stock (or other equity interest) of any Carolina First Subsidiary is or may become required to be issued (other than to another Carolina First Entity) by reason of any Equity Rights, and there are no Contracts by which any Carolina First Subsidiary is bound to issue (other than to another Carolina First Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Carolina First Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Carolina First Subsidiary (other than to another Carolina First Entity). There are no Contracts relating to the rights of any Carolina First Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Carolina First Subsidiary. All of the shares of capital stock (or other equity interests) of each Carolina First Subsidiary held by a Carolina First Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Carolina First Entity free and clear of any Lien. Each Carolina First Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Carolina First Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Each Carolina First Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents for each Carolina First Subsidiary have been made available to CB&T for its review, and, except as disclosed in Section 6.4 of the Carolina First Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                  6.5 SEC Filings; Financial Statements.

                           (a) Carolina First has timely filed and made
available to CB&T all SEC Documents required to be filed by Carolina First since December 31, 1993 (the "Carolina First SEC Reports"). The Carolina First SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Carolina First SEC Reports or necessary in order to make the statements in such Carolina First SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Carolina First Subsidiaries that are registered as a broker, dealer, or investment advisor, no Carolina First Subsidiary is required to file any SEC Documents.

                           (b) Each of the Carolina First Financial Statements
(including, in each case, any related notes) contained in the Carolina First SEC Reports, including any Carolina First SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Carolina First and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                  6.6 Absence of Undisclosed Liabilities. No Carolina First Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Carolina First as of December 31, 1997, included in the Carolina First Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Carolina First Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

                  6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Carolina First Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Carolina First Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, and (ii) the Carolina First Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Carolina First provided in Article 7.

                  6.8 Tax Matters.

                           (a) All Tax Returns required to be filed by or on
behalf of any of the Carolina First Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Carolina First Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Carolina First Material Adverse Effect, except as reserved against in the Carolina First Financial Statements or as disclosed in Section
6.8 of the Carolina First Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Carolina First Entities, except for any such Liens which are not reasonably likely to have a Carolina First Material Adverse Effect.

                           (b) None of the Carolina First Entities has executed
an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                           (c) The provision for any Taxes due or to become due
for any of the Carolina First Entities for the period or periods through and including the date of the respective Carolina First Financial Statements that has been made and is reflected on such Carolina First Financial Statements is sufficient, in the judgment of CB&T's management after consultation with CB&T's independent public accountants, to cover all such Taxes.

                           (d) Deferred Taxes of the Carolina First Entities
have been provided for in accordance with GAAP.

                           (e) None of the Carolina First Entities is a party to
any Tax allocation or sharing agreement, and none of the Carolina First Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Carolina First) or has any Liability for Taxes of any Person (other than Carolina First and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                           (f) No Carolina First Entity has or has had in any
foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  6.9 Allowance for Possible Loan Losses. In the opinion of management of Carolina First, the Allowance shown on the consolidated balance sheets of Carolina First included in the most recent Carolina First Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Carolina First included in the Carolina First Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Carolina First Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Carolina First Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Carolina First Material Adverse Effect.

                  6.10 Assets.

                           (a) Except as disclosed in Section 6.10 of the
Carolina First Disclosure Memorandum or as disclosed or reserved against in the Carolina First Financial Statements, the

Carolina First Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Carolina First Material Adverse Effect. All tangible properties used in the businesses of the Carolina First Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Carolina First's past practices.

                           (b) All Assets which are material to Carolina First's
business on a consolidated basis, held under leases or subleases by any of the Carolina First Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                           (c) The Carolina First Entities currently maintain
insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the Carolina First Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Carolina First Entity under such policies.

                           (d) The Assets of the Carolina First Entities include
all assets required to operate the business of the Carolina First Entities as presently conducted.

                  6.11 Intellectual Property. Each Carolina First Entity owns or has a license to use all of the Intellectual Property used by such Carolina First Entity in the course of its business. Each Carolina First Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Carolina First Entity in connection with such Carolina First Entity's business operations, and such Carolina First Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Carolina First Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Carolina First threatened, which challenge the rights of any Carolina First Entity with respect to Intellectual Property used, sold or licensed by such Carolina First Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Carolina First Entities does not infringe any Intellectual Property of any other person.

                  6.12 Environmental Matters.

                           (a) To the Knowledge of Carolina First, each Carolina
First Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

                           (b) To the Knowledge of Carolina First, there is no
Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Carolina First Entity or any of its Operating Properties or Participation Facilities (or Carolina First in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Carolina First Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

                           (c) During the period of (i) any Carolina First
Entity's ownership or operation of any of their respective current properties,
(ii) any Carolina First Entity's participation in the management of any Participation Facility (to the Knowledge of Carolina First), or (iii) any Carolina First Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Prior to the period of (i) any Carolina First Entity's ownership or operation of any of their respective current properties, (ii) any Carolina First Entity's participation in the management of any Participation Facility, or (iii) any Carolina First Entity's holding of a security interest in a Operating Property, to the Knowledge of Carolina First, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

                  6.13 Compliance with Laws. Carolina First is duly registered as a bank holding company under the BHC Act. Each Carolina First Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Except as disclosed in Section 6.13 of the Carolina First Disclosure Memorandum, none of the Carolina First Entities:

                  (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                  (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Carolina First Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, or (iii) requiring any Carolina First Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  6.14 Labor Relations. No Carolina First Entity is the subject of any Litigation asserting that it or any other Carolina First Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Carolina First Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Carolina First Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Carolina First Entity, pending or threatened, or to the Knowledge of Carolina First, is there any activity involving any Carolina First Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  6.15 Employee Benefit Plans.

                           (a) Carolina First has delivered or made available to
CB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Carolina First Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Carolina First Benefit Plans"). Any of the Carolina First Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Carolina First ERISA Plan." Each Carolina First ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Carolina First Pension Plan." No Carolina First Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                           (b) All Carolina First Benefit Plans are in
compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Each Carolina First ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Carolina First is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Carolina First, no Carolina First Entity has engaged in a transaction with respect to any Carolina First Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Carolina First Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

                           (c) No Carolina First Pension Plan has any "unfunded
current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been
(i) no material change in the financial position of a Carolina First Pension Plan, (ii) no change in the actuarial assumptions with respect to any Carolina First Pension Plan, and (iii) no increase in benefits under any Carolina First Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Carolina First Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Carolina First Entity, or the single-employe plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Carolina First Material Adverse Effect. No Carolina First Entity has provided, or is required to provide, security to a Carolina First Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  6.16 [Reserved].

                  6.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Carolina First, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Carolina First Entity, or against any director, employee or employee benefit plan of any Carolina First Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Carolina First Entity, that are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

                  6.18 Reports. Since January 1, 1993, or the date of organization if later, each Carolina First Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  6.19 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Carolina First Entity or any Affiliate thereof to CB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Carolina First Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina First with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Carolina First Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to CB&T's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Carolina First Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of CB&T, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Carolina First Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  6.20 Authority of Sub. Sub will be at Closing a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina as a wholly owned Subsidiary of Carolina First, with corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Carolina First, as the sole shareholder of Sub, will vote prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

                  6.21 Accounting, Tax and Regulatory Matters. No Carolina First Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  6.22 Opinion of Financial Advisor. Carolina First has received the opinion of The Robinson-Humphrey Company dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Carolina First Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CB&T

                  6.23 Millennium Compliance. Carolina First has made and is making inquiries of its software and data processing providers with respect to Year 2000 problem compliance, and is in compliance in all material respects with the Interagency Statement.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  7.1 Affirmative Covenants of CB&T. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina First shall have been obtained, and except as otherwise expressly contemplated herein, CB&T shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. CB&T shall cooperate with Carolina First in terminating the CB&T ESOP and otherwise changing its benefit plans effective as of Closing.

                  7.2 Negative Covenants of CB&T. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina First shall have been obtained, and except as otherwise expressly contemplated herein, CB&T covenants and agrees that it will not do or agree or commit to do any of the following:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity, or

                  (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except as reasonable and customary or in the ordinary course of the business of CB&T consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by

         U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any CB&T Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CB&T Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CB&T Entity, or declare or pay any dividend or make any other distribution in respect of CB&T's capital stock; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in
         Section 7.2(d) of the CB&T Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CB&T Common Stock or any other capital stock of any CB&T Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                  (e) adjust, split, combine or reclassify any capital stock of any CB&T Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CB&T Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any CB&T Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CB&T Entity) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CB&T Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any CB&T Entity, except in accordance with past practice, as disclosed in Section 7.2(g) of the CB&T Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
         Section 7.2(g) of the CB&T Disclosure Memorandum; and enter into or amend any severance agreements with officers of any CB&T Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any CB&T Entity except in accordance with past practice disclosed in Section 7.2(g) of the CB&T Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

                  (h) enter into or amend any employment Contract between any CB&T Entity and any Person (unless such amendment is required by Law) that the CB&T Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any CB&T Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any CB&T Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any CB&T Entity for material money damages or restrictions upon the operations of any CB&T Entity; or

                  (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims; or

                  (m) incur or become obligated to incur any expenses exceeding $50,000, whether capitalized, expensed or otherwise, other than in the ordinary course of business, without Carolina First's prior written approval.

                  7.3 Covenants of Carolina First. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CB&T shall have been obtained, and except as otherwise expressly contemplated herein, Carolina First covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Carolina First Common Stock and the business prospects of the Carolina First Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Carolina First Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of

Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Carolina First Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Carolina First, desirable in the conduct of the business of Carolina First and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. Carolina First further covenants and agrees that it will not, without the prior written consent of CB&T, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of Carolina First, in each case, in any manner adverse to the holders of CB&T Common Stock as compared to rights of holders of Carolina First Common Stock generally as of the date of this Agreement.

                  7.4 [Reserved].

                  7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                  7.6 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

                  8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, Carolina First shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Carolina First Common Stock upon consummation of the Merger. CB&T shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Carolina First may reasonably request in connection with such action. CB&T shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) CB&T and Carolina First shall prepare and file with the SEC a Proxy Statement/Prospectus and mail such Proxy Statement/Prospectus to the CB&T shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement/Prospectus, (iii) the Board of Directors of CB&T shall recommend to its shareholders the approval of the matters submitted for approval (unless the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law), (iv) the Board of Directors and officers of CB&T shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would not constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law), and (v) Carolina First shall approve the Merger as the sole shareholder of Sub. Carolina First and CB&T shall make all necessary filings with respect to the Merger under the Securities Laws.

                  8.2 [Reserved].

                  8.3 Applications. Carolina First shall prepare and file, and CB&T shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

                  8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Sub shall execute and file the Articles of Merger with the Secretary of State of the State of North Carolina in connection with the Closing.

                  8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  8.6 Investigation and Confidentiality.

                           (a) Prior to the Effective Time, each Party shall
keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                           (b) In addition to the Parties' respective
obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                           (c) Each Party agrees to give the other Party notice
as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable.

                  8.7 Press Releases. Prior to the Effective Time, CB&T and Carolina First shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no CB&T Entity nor any Affiliate thereof nor any Representatives thereof retained by any CB&T Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law, no CB&T Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but CB&T may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. CB&T shall promptly advise Carolina First following the receipt of any Acquisition Proposal and the details thereof, and advise Carolina First of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. CB&T shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

                  8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                  8.10 State Takeover Laws. Each CB&T Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Articles 9 and 9A of the NCBCA.

                  8.11 Charter Provisions. Each CB&T Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity or restrict or impair the ability of Carolina First or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CB&T Entity that may be directly or indirectly acquired or controlled by them, except as may be provided under Article 13 of the NCBCA.

                  8.12 [Reserved].

                  8.13 Agreement of Affiliates. CB&T has disclosed in Section
8.13 of the CB&T Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of CB&T for purposes of Rule 145 under the 1933 Act. CB&T shall use its reasonable efforts to cause each such Person to deliver to Carolina First not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 23, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of CB&T Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Carolina First Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Merger is accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of Carolina First and CB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of Carolina First Common Stock issued to such affiliates of CB&T in exchange for shares of CB&T Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Carolina First and CB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
8.13 (and Carolina First shall be entitled to place restrictive legends upon certificates for shares of Carolina First Common Stock issued to affiliates of CB&T pursuant to this Agreement to enforce the provisions of this Section 8.13). Carolina First shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Carolina First Common Stock by such affiliates.

                  8.14 Employee Benefits and Contracts. Following the Effective Time, Carolina First shall provide generally to officers and employees of the CB&T Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Carolina First Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Carolina First Entities to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, Carolina First shall provide generally to officers and employees of CB&T Entities severance benefits with the following terms: (i) for Vice President and above, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than twelve months of compensation); (ii) for Assistant Vice President, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than nine months of compensation); and (iii) for all other employees, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than six months of compensation). All such payments will be paid in cash and in full, not later than 30 days after termination. Carolina First will offer such employees compensation for unused vacation days and career continuation counseling and will give each such employee priority consideration for future positions at Carolina First as they become available, consistent with said employee's ability to perform such duties. Carolina First and CB&T will cooperate to maintain the continuing employment of key employees during the pendency of the transaction contemplated herein. The foregoing severance benefits shall not be applicable to Allen W. Jackson, who is the subject of a separate agreement. For purposes of participation, vesting and (except in the case of Carolina First retirement plans) benefit accrual under Carolina First's employee benefit plans, the service of the employees of the CB&T Entities prior to the Effective Time shall be treated as service with a Carolina First Entity participating in such employee benefit plans. Carolina First also shall offer Ronnie D. Blanton an employment contract in the form attached hereto as Exhibit 3.

                  8.15 Indemnification.

                           (a) For a period of three years after the Effective
Time, Carolina First shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the CB&T Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of CB&T or, at CB&T's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under North Carolina Law and by CB&T's Articles of Incorporation and Bylaws as in effect on March 1, 1998, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Carolina First Entity is insured against any such matter. Nothing herein is intended, however, to affect the Indemnified Parties' rights to indemnity under CB&T's Articles of Incorporation and Bylaws (as in effect on March 1, 1998), subject to the Claims Letters to be delivered to Carolina First prior to Closing. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Carolina First and the Indemnified Party.

                           (b) Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify Carolina First thereof. In the event of any such Litigation (whether arising before or after the Effective
Time), (i) Carolina First or the Surviving Corporation shall have the right to assume the defense thereof and neither Carolina First nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Carolina First or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Carolina First or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Carolina First or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Carolina First and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Carolina First nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that neither Carolina First nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                  8.16 Certain Policies of CB&T. Carolina First and CB&T shall consult with respect to their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and CB&T shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. Carolina First and CB&T also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                  (a) Shareholder Approval. The shareholders of CB&T shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

                  (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Carolina First would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Carolina First Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Pooling Letters. Each of the Parties shall have received a letter, dated as of the date of the Effective Time, addressed to Carolina First, in form and substance reasonably acceptable to Carolina First, from KPMG Peat Marwick, L.L.P. to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties also shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Carolina First, in form and substance reasonably acceptable to Carolina First, from KPMG Peat Marwick, L.L.P. to the effect that such firm is not aware of any matters relating to CB&T which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

                  (g) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that
         (i) the Merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of CB&T Common Stock for Carolina First Common Stock will not give rise to gain or loss to the shareholders of CB&T with respect to such exchange (except to the extent of any cash received), and (iii) none of CB&T, Sub or Carolina First will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CB&T and Carolina First reasonably satisfactory in form and substance to such counsel.

                  9.2 Conditions to Obligations of Carolina First. The obligations of Carolina First to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Carolina First pursuant to Section 11.6(a):

                  (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the representations and warranties of CB&T set forth in this Agreement shall be accurate and true as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CB&T set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CB&T Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. CB&T shall have delivered to Carolina First
         (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CB&T and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CB&T's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Carolina First and its counsel shall request.

                  (d) Fairness Opinion. Carolina First shall have received from The Robinson-Humphrey Company a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid by Carolina First in connection with the Merger is fair, from a financial point of view, to Carolina First.

                  (e) Affiliates Agreements. Carolina First shall have received from each affiliate of CB&T the affiliates letter referred to in
         Section 8.13, to the extent necessary to assure in the reasonable judgment of Carolina First that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                  (f) Shareholders' Equity. CB&T's shareholders' equity as of the Closing shall not be less than CB&T's shareholders' equity as of December 31, 1997, excluding for purposes of the calculation of such shareholders' equity the effects of (i) all costs, fees and charges, including fees and charges of CB&T's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, (ii) all net charges resulting from the application of FASB Statement No. 115 with respect to unrealized securities gains and losses, and (iii) any reductions in CB&T's shareholders' equity resulting from any actions or changes in policies of CB&T taken at the request of Carolina First, including those described in Section 8.16.

                  (g) Exercise of Dissenter's Rights. Shareholders of CB&T shall not have given notice of their intent to exercise their statutory rights of dissent with respect to more than 5% of the outstanding shares of CB&T Common Stock.

                  (h) Claims Letters. Each director and officer of each CB&T Entity shall have executed and delivered to Carolina First, letters in substantially the form of Exhibit 4 hereto, and which are reasonably satisfactory to Carolina First.

                  9.3 Conditions to Obligations of CB&T. The obligations of CB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CB&T pursuant to Section 11.6(b):

                  (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the representations and warranties of Carolina First set forth in this Agreement shall be accurate and true as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties of Carolina First set forth in Section
         6.21 shall be true and correct in all material respects. The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Carolina First set forth in this Agreement (including the representations and warranties set forth in Section 6.3 and 6.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Carolina First Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Carolina First to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Carolina First shall have delivered to CB&T
         (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Carolina First and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Carolina First's Board of Directors and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CB&T and its counsel shall request.

                  (d) Fairness Opinion. CB&T shall have received from Smith Capital, Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by CB&T shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

                  (e) Exchange Agent Certification. The Exchange Agent shall have delivered to CB&T a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from Carolina First appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Carolina First Common Stock in exchange for outstanding shares of CB&T Common Stock and that Carolina First has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by Section 3.5.


                                   ARTICLE 10
                                   TERMINATION

                  10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CB&T, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of Carolina First and CB&T; or

                  (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable, on the breaching Party; or

                  (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of CB&T fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

                  (e) By either Party in the event that the Merger shall not have been consummated by November 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

                  (g) By Carolina First, in the event that the Board of Directors of CB&T shall have resolved not to reaffirm or support the Merger (to the exclusion of any other Acquisition Proposal) or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of all or substantially all of the Assets of CB&T.

                  10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                  10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.13, 8.14 and 8.15.


                                   ARTICLE 11
                                  MISCELLANEOUS

                  11.1 Definitions.

                           (a) Except as otherwise provided herein, the
capitalized terms set forth below shall have the following meanings:

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "Articles of Merger" shall mean the Articles of Merger to be executed by Sub and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1.

                  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "Carolina First Capital Stock" shall mean, collectively, the Carolina First Common Stock, the Carolina First Preferred Stock and any other class or series of capital stock of Carolina First.

                  "Carolina First Common Stock" shall mean the 2.50 par value common stock of Carolina First.

                  "Carolina First Disclosure Memorandum" shall mean the written information entitled "Carolina First BancShares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to CB&T describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "Carolina First Entity" shall mean each of Carolina First and all Carolina First Subsidiaries.

                  "Carolina First Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Carolina First as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by Carolina First in SEC Documents, and (ii) the consolidated balance sheets of Carolina First (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

                  "Carolina First Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Carolina First and its Subsidiaries, taken as a whole, or (ii) the ability of Carolina First to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Carolina First (or any of its Subsidiaries) taken with the prior informed written Consent of CB&T in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Carolina First, including expenses incurred by Carolina First in consummating the transactions contemplated by this Agreement.

                  "Carolina First Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Carolina First.

                  "Carolina First Subsidiaries" shall mean the Subsidiaries of Carolina First, which shall include Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and all other Carolina First Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Carolina First in the future and held as a Subsidiary by Carolina First at the Effective Time.

                  "CB&T Common Stock" shall mean the $2.50 par value common stock of CB&T.

                  "CB&T Disclosure Memorandum" shall mean the written information entitled "Community Bank & Trust Company Disclosure Memorandum" delivered prior to the date of this Agreement to Carolina First describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "CB&T Entity" shall mean each of CB&T and all CB&T
         Subsidiaries.

                  "CB&T Financial Statements" shall mean (i) the consolidated balance sheet (including related notes and schedules, if any) of CB&T as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by CB&T in SEC Documents, and (ii) the consolidated balance sheets of CB&T (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

                  "CB&T Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CB&T, or (ii) the ability of CB&T to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CB&T taken with the prior informed written Consent of Carolina First in contemplation of the transactions contemplated hereby, and (d) the Merger on the operating performance of CB&T, including expenses incurred by CB&T in consummating the transactions contemplated by this Agreement.

                  "CB&T Stock Plan" shall mean the existing stock option and other stock-based compensation plans of CB&T.

                  "CB&T Subsidiaries" shall mean the Subsidiaries of CB&T, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of CB&T in the future and held as a Subsidiary by CB&T at the Effective Time.

                  "CB&T" shall mean Community Bank & Trust Company, a North Carolina Bank.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between CB&T and Carolina First.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                  "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

                  "NCBCA" shall mean the North Carolina Business Corporation
         Act.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "Party" shall mean either CB&T or Carolina First, and "Parties" shall mean both CB&T and Carolina First.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus used by CB&T to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Carolina First relating to the issuance of the Carolina First Common Stock to holders of CB&T Common Stock.

                  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Carolina First under the 1933 Act with respect to the shares of Carolina First Common Stock to be issued to the shareholders of CB&T in connection with the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the SEC, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Shareholders' Meeting" shall mean the meeting of the shareholders of CB&T to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

                  "Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

                  "Sub Common Stock" shall mean the $1.00 par value common stock of Sub.

                  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "Surviving Corporation" shall mean CB&T as the surviving corporation resulting from the Merger.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                           (b) The terms set forth below shall have the meanings
ascribed thereto in the referenced sections:

              Allowance                                        Section 5.9
              Carolina First Benefit Plans                     Section 6.15
              Carolina First Contracts                         Section 6.16
              Carolina First ERISA Plan                        Section 6.15
              Carolina First Pension Plan                      Section 6.15
              Carolina First SEC Reports                       Section 6.5(a)
              CB&T Benefit Plans                               Section 5.15
              CB&T Contracts                                   Section 5.16
              CB&T ERISA Plan                                  Section 5.15
              CB&T Options                                     Section 3.6
              CB&T Pension Plan                                Section 5.15
              CB&T SEC Reports                                 Section 5.5(a)
              Closing                                          Section 1.2
              Directors' Agreements                            Section 5.24
              Effective Time                                   Section 1.3
              ERISA Affiliate                                  Section 5.15(b)
              Exchange Agent                                   Section 4.1
              Exchange Ratio                                   Section 3.1(c)

              Merger                                           Section 1.1
              Takeover Laws                                    Section 5.21
              Tax Opinion                                      Section 9.1(h)
              Threshold Prices                                 Section 3.1(c)

                           (c) Any singular term in this Agreement shall be
deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                  11.2 Expenses.

                           (a) Except as otherwise provided in this Section
11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

                           (b) Notwithstanding the foregoing, if, after the date
of this Agreement and within six (6) months following

                           (i) any termination of this Agreement

                                    (1) by Carolina First pursuant to Sections
                  10.1(b), 10.1(c), 10.1(f) (but only on the basis of the failure of CB&T to satisfy any of the conditions enumerated in
                  Section 9.2, other than Section 9.2(d) or (e)) or 10.1(g), or

                                    (2) by either Party pursuant to Section
                  10.1(d)(ii) (with respect to approval of the shareholders of CB&T), or

                           (ii) failure to consummate the Merger by reason of any failure of CB&T to satisfy the conditions enumerated in Section 9.2, other than Section 9.2(d) or (e), or 9.1(a) (as such section relates to approval by the shareholders of CB&T), any third-party shall acquire, merge with, combine with, purchase 25% or more of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 25% or more of the voting stock of, CB&T, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination") or any of the directors of CB&T individually or with other Persons enters into any commitment, option, agreement, understanding or arrangement (whether or not binding) with respect to any Business Combination, such third-party that is a party to the Business Combination shall pay to Carolina First, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with CB&T relating to such Business Combination, an amount in cash equal to the sum of $1.6 million, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other costs of Carolina First incurred by or on behalf of Carolina First in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty. In the event such third-party shall refuse to pay such amounts within 10 days of demand therefor by Carolina First, the amounts shall be an obligation of CB&T and shall be paid by CB&T promptly upon notice to CB&T by Carolina First.

                  11.3 Brokers and Finders. Except for Smith Capital, Inc. as to CB&T and except for The Robinson-Humphrey Company as to Carolina First, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CB&T or by Carolina First, each of CB&T and Carolina First, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                  11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.15.

                  11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CB&T Common Stock, there shall be made no amendment that pursuant to the NCBCA requires further approval by such shareholders without the further approval of such shareholders.

                  11.6 Waivers.

                           (a) Prior to or at the Effective Time, Carolina
First, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CB&T, to waive or extend the time for the compliance or fulfillment by CB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Carolina First under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Carolina First.

                           (b) Prior to or at the Effective Time, CB&T, acting
through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Carolina First, to waive or extend the time for the compliance or fulfillment by Carolina First of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CB&T.

                           (c) The failure of any Party at any time or times to
require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                  11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                  11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          CB&T:                            Community Bank & Trust Company
                                           2 South Main Street
                                           Marion, North Carolina 28752
                                           Telecopy Number:  (828) 659-7939

                                           Attention: Ronnie D. Blanton

          Copy to Counsel:                 Brooks, Pierce, McLendon, Humphrey &
                                             Leonard, L.L.P.
                                           2000 Renaissance Plaza
                                           230 North Elm Street
                                           Greensboro, North Carolina  27420
                                           Telecopy Number:  (910) 378-1001

                                           Attention: Edward C. Winslow III

          Carolina First:                  Carolina First BancShares, Inc.
                                           402 E. Main Street
                                           Lincolnton, North Carolina  28092
                                           Telecopy Number:  (704) 732-7201

                                           Attention: James E. Burt, III

          Copy to Counsel:                 Alston & Bird LLP
                                           One Atlantic Center
                                           1201 West Peachtree Street
                                           Atlanta, Georgia  30309-3424
                                           Telecopy Number:  (404)881-4777

                                           Attention: Ralph F. MacDonald, III

                  11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

                  11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

                  11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                         CAROLINA FIRST BANCSHARES, INC.


                                         By: ______________________________

                                                       President



                                         COMMUNITY BANK & TRUST COMPANY


                                         By: ______________________________

                                                       President

                               TABLE OF CONTENTS

                                                                                         Page
Parties ...........................................................................        1

Preamble ..........................................................................        1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER.......................................        1

         1.1      Merger...........................................................        1

         1.2      Time and Place of Closing........................................        2

         1.3      Effective Time...................................................        2

ARTICLE 2 - TERMS OF MERGER........................................................        2

         2.1      Charter..........................................................        2

         2.2      Bylaws...........................................................        2

         2.3      Directors and Officers...........................................        2

ARTICLE 3 - MANNER OF CONVERTING SHARES............................................        3

         3.1      Conversion of Shares.............................................        3

         3.2      Anti-Dilution Provisions.........................................        3

         3.3      Shares Held by CB&T or Carolina First............................        4

         3.4      Dissenting Shareholders..........................................        4

         3.5      Fractional Shares................................................        4

         3.6      Conversion of Stock Options; Restricted Stock....................        4

ARTICLE 4 - EXCHANGE OF SHARES.....................................................        6

         4.1      Exchange Procedures..............................................        6

         4.2      Rights of Former CB&T Shareholders...............................        7

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CB&T.................................        8

         5.1      Organization, Standing, and Power................................        8

         5.2      Authority of CB&T; No Breach By Agreement........................        8

         5.3      Capital Stock....................................................        9

         5.4      CB&T Subsidiaries................................................        9

         5.5      SEC Filings; Financial Statements................................        9

         5.6      Absence of Undisclosed Liabilities...............................       10

         5.7      Absence of Certain Changes or Events.............................       10

         5.8      Tax Matters......................................................       10

         5.9      Allowance for Possible Loan Losses...............................       12

         5.10     Assets...........................................................       12

         5.11     Intellectual Property............................................       13


         5.12     Environmental Matters............................................       13

         5.13     Compliance with Laws.............................................       14

         5.14     Labor Relations..................................................       14

         5.15     Employee Benefit Plans...........................................       14

         5.16     Material Contracts...............................................       16

         5.17     Legal Proceedings................................................       17

         5.18     Reports..........................................................       17

         5.19     Statements True and Correct......................................       17

         5.20     Accounting, Tax and Regulatory Matters...........................       18

         5.21     State Takeover Laws..............................................       18

         5.22     Charter Provisions...............................................       18

         5.23     Reserved.........................................................       19

         5.24     Directors' Agreements............................................       19

         5.25     Opinion of Financial Advisor.....................................       19

         5.26     Board Recommendation.............................................       19

         5.27     Millennium Compliance............................................       19

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF CAROLINA FIRST.......................       19

         6.1      Organization, Standing, and Power................................       19

         6.2      Authority; No Breach By Agreement................................       20

         6.3      Capital Stock....................................................       21

         6.4      Carolina First Subsidiaries......................................       22

         6.5      SEC Filings; Financial Statements................................       22

         6.6      Absence of Undisclosed Liabilities...............................       22

         6.7      Absence of Certain Changes or Events.............................       23

         6.8      Tax Matters......................................................       23

         6.9      Allowance for Possible Loan Losses...............................       24

         6.10     Assets...........................................................       24

         6.11     Intellectual Property............................................       25

         6.12     Environmental Matters............................................       25

         6.13     Compliance With Laws.............................................       26

         6.14     Labor Relations..................................................       26

         6.15     Employee Benefit Plans...........................................       27


         6.16     Reserved.........................................................       28

         6.17     Legal Proceedings................................................       28

         6.18     Reports..........................................................       28

         6.19     Statements True and Correct......................................       28

         6.20     Authority of Sub.................................................       29

         6.21     Accounting, Tax and Regulatory Matters...........................       29

         6.22     Opinion of Financial Advisor.....................................       29

         6.23     Millennium Compliance............................................       29

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION...............................       30

         7.1      Affirmative Covenants of CB&T....................................       30

         7.2      Negative Covenants of CB&T.......................................       30

         7.3      Covenants of Carolina First......................................       32

         7.4      Reserved.........................................................       32

         7.5      Adverse Changes in Condition.....................................       32

         7.6      Reports..........................................................       33

ARTICLE 8 - ADDITIONAL AGREEMENTS..................................................       33

         8.1      Registration Statement; Proxy Statement;
                       Shareholder Approval........................................       33

         8.2      [Reserved].......................................................       34

         8.3      Applications.....................................................       34

         8.4      Filings with State Offices.......................................       34

         8.5      Agreement as to Efforts to Consummate............................       34

         8.6      Investigation and Confidentiality................................       34

         8.7      Press Releases...................................................       35

         8.8      Certain Actions..................................................       35

         8.9      Accounting and Tax Treatment.....................................       35

         8.10     State Takeover Laws..............................................       36

         8.11     Charter Provisions...............................................       36

         8.12     Reserved.........................................................       36

         8.13     Agreements of Affiliates.........................................       36

         8.14     Employee Benefits and Contracts..................................       37

         8.15     Indemnification..................................................       37

         8.16     Certain Policies of CB&T.........................................       38


ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......................       38

         9.1      Conditions to Obligations of Each Party..........................       38

         9.2      Conditions to Obligations of Carolina First......................       40

         9.3      Conditions to Obligations of CB&T................................       41

ARTICLE 10 - TERMINATION...........................................................       43

         10.1     Termination......................................................       43

         10.2     Effect of Termination............................................       44

         10.3     Non-Survival of Representations and Covenants....................       44

ARTICLE 11 - MISCELLANEOUS.........................................................       44

         11.1     Definitions......................................................       44

         11.2     Expenses.........................................................       53

         11.3     Brokers and Finders..............................................       53

         11.4     Entire Agreement.................................................       54

         11.5     Amendments.......................................................       54

         11.6     Waivers..........................................................       54

         11.7     Assignment.......................................................       55

         11.8     Notices..........................................................       55

         11.9     Governing Law....................................................       56

         11.10    Counterparts.....................................................       56

         11.11    Captions; Articles and Sections..................................       56

         11.12    Interpretations..................................................       56

         11.13    Enforcement of Agreement.........................................       56

         11.14    Severability.....................................................       56

Signatures.........................................................................       57


                                LIST OF EXHIBITS


Exhibit Number             Description
--------------             -----------
          1.               Form of Directors' Agreement.  (ss. 5.24).

          2.               Form of agreement of affiliates of CB&T. (ss.ss.
                           8.13, 9.2(g)).

          3. Form of employment agreement between Carolina First and Ronnie D. Blanton. (ss. 8.14).

          4.               Form of Claims Letter (ss. 9.2(h)).